EXHIBIT 99.A9-1
















                                  Exhibit 4(c)

                         Terminal Illness Rider (EA132)

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                   WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO
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                                   ENDORSEMENT

The Contract to which this Endorsement is attached is hereby amended by addition of the following.

For purposes of this Endorsement, the following definitions apply:

IMMEDIATE FAMILY         A spouse, child, brother, sister, parent, grandparent,
                         or grandchild of the Annuitant or Owner(s).

PHYSICIAN                A Doctor of Medicine or a Doctor of Osteopathy licensed
                         to practice medicine and treat injury or illness in the state in which treatment is received and who is acting within the scope of that license. A physician must be someone other than:

                         1.   the Annuitant;
                         2.   the Owner;
                         3.   a person who lives with the Annuitant or Owner;
                         4. a person who is a member of the Annuitant's or Owner's immediate family.

PHYSICIAN'S STATEMENT    A written statement acceptable to Us and signed by a
                         Physician, which:

                         1. provides the Physician's diagnosis and prognosis of the Owner's non-correctable medical condition; and
                         2. states with reasonable medical certainty that the non-correctable medical condition will result in the Owner's death within 12 months from the date of the Physician's Statement. This statement must take into consideration the ordinary and reasonable medical care, advice and treatment available in the same or similar communities.

TERMINAL CONDITION       A condition resulting from injury or illness which, as
                         determined by a Physician, has reduced life expectancy to not more than 12 months from the date of the Physician's Statement.

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WE OR US                 Refers to Western Reserve Life Assurance Co. of Ohio.

YOU OR YOUR              Refers to the Owner or Joint Owner of the Contract. If
                         the Owner is other than a natural person, You will mean the Annuitant as named under the Contract.

If you are diagnosed with a Terminal Condition, We will waive all Surrender Charges upon full Surrender or upon each partial surrender. Requests for Surrender or a partial Surrender must be accompanied by a Physician's Statement. The minimum amount available for a partial Surrender under this Endorsement is $1,000.

Partial Surrenders will reduce the Annuity Value by the amount surrendered. If You request a full Surrender, or if any partial Surrender reduces the Annuity Value below the Minimum Balance shown on the Contract Schedule page, We will pay the Contract's Annuity Value and the Contract will terminate without further value.

This Endorsement is part of the Contract and is subject to all of the terms and conditions not inconsistent with this Endorsement.



Signed for Us at Our Administrative Office as of the Contract Date, unless a later date is shown here.


     /s/ WILLIAM H. GEIGER                      /s/ JOHN R. KENNEY
     ---------------------                      ------------------
            Secretary                                President

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